Monaker Group, Inc 8-K

Exhibit 2.3

SECOND AMENDMENT TO

SHARE EXCHANGE AGREEMENT

This Second Amendment to Share Exchange Agreement (this “Agreement”), dated and effective as of November 12th, 2020 (the “Effective Date”), amends that certain Share Exchange Agreement dated July 21, 20201, as amended by that certain First Amendment to Share Exchange Agreement dated October 23, 20202 (as amended to date, the “Exchange Agreement”), by and among Monaker Group, Inc., a Nevada corporation (“Monaker”), Hotplay Enterprise Limited, a British Virgin Islands company (“HotPlay”), Red Anchor Trading Corporation, a British Virgin Islands corporation and the principal stockholder of HotPlay (the “Principal Stockholder”) and T&B Media Global (Thailand) Company Limited, Tree Roots Entertainment Group Co., Ltd. and Dees Supreme Company Limited, the minority stockholders of HotPlay (collectively, the “Minority Stockholders,” and together with the Principal Stockholder, individually, a “Stockholder” and collectively, the “Stockholders”). Each of Monaker, HotPlay and the Stockholders are sometimes referred to herein individually, as a “Party” and collectively, as the “Parties.”

Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Exchange Agreement. References in the quoted paragraphs of Section 1 hereof to “Agreement” refer to the Exchange Agreement, whereas references to “Agreement” in the other Sections of this Agreement refer to this Agreement.

WHEREAS, the Parties desire to amend the Exchange Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the Parties hereby acknowledge and confirm the receipt and sufficiency thereof, the Parties hereto agree as follows:

1.            Amendments to Exchange Agreement.

A.       Effective as of the Effective Date, the definitions of the following terms as set forth in Article I of the Exchange Agreement are amended and restated to read as follows:

“Axion Share Exchange Agreement” means that certain Amended and Restated Share Exchange Agreement entered into between Monaker and certain of the stockholders of Axion, dated on or around November [ ], 2020, as amended from time to time.

“Axion Percentage” means 14.68% of the Post-Closing Capitalization of Monaker.

“Combined Company” means Monaker, following the Closing and the conversion of the shares of Series B Preferred Stock and Series C Preferred Stock issued in connection with the Axion Closing.

1 https://www.sec.gov/Archives/edgar/data/1372183/000158069520000288/ex2-1.htm

2 https://www.sec.gov/Archives/edgar/data/1372183/000158069520000399/ex2-2.htm

Second Amendment to Monaker and HotPlay Share Exchange Agreement

“HotPlay Percentage” means 67.87% of the Post-Closing Capitalization of Monaker.

“Post-Closing Capitalization of Monaker” means the outstanding shares of Monaker Common Stock following the Closing and the Axion Closing, which is calculated by dividing (a) the total number of shares of Monaker Common Stock outstanding immediately prior to the Closing, by (b) 17.45% (one (1) minus the sum of (x) the HotPlay Percentage plus the (y) Axion Percentage), rounded up to the nearest whole share.

B.       Effective as of the Effective Date, Section 9.1(f) of the Exchange Agreement is amended and restated to read:

“(f) [Intentionally removed].”

“Termination Date” means December 31, 2020.

2.       Consideration. Each of the Parties agrees and confirms by signing below that they have received valid consideration in connection with this Agreement and the transactions contemplated herein.

3.       Mutual Representations, Covenants and Warranties. Each of the Parties, for themselves and for the benefit of each of the other Parties hereto, represents, covenants and warranties that:

          (a)      Such Party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

          (b)      The execution and delivery by such Party and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such Party is bound or affected; and

          (c)      Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

4.       Further Assurances. The Parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

Second Amendment to Monaker and HotPlay Share Exchange Agreement

5.       Effect of Agreement. Upon the effectiveness of this Agreement, each reference in the Exchange Agreement to “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Exchange Agreement as modified or amended hereby.

6.       Exchange Agreement to Continue in Full Force and Effect. Except as specifically modified or amended herein, the Exchange Agreement and the terms and conditions thereof shall remain in full force and effect.

7.       Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the Parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the Parties, whether written, oral or otherwise.

8.       Construction. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.

9.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to conflicts of law principles except to the extent that United States federal law preempts Florida law, in which case United States federal law (including, without limitation, copyright, patent and federal trademark law) shall apply, without reference to conflicts of law principles.

10.       Heirs, Successors and Assigns. This Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

11.       Counterparts and Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

Second Amendment to Monaker and HotPlay Share Exchange Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written to be effective as of the Effective Date.

“Monaker”:

MONAKER GROUP, INC.
a Nevada corporation

By:	/s/ William Kerby

Name:	William Kerby

Title:	CEO

“HotPlay”:

HOTPLAY ENTERPRISE LIMITED
a British Virgin Islands Company

By:	/s/ Athid Nanthawaroon
/s/ Nithinan Boonyawattanapisut

Name:	Mr. Athid Nanthawaroon and Ms. Nithinan Boonyawattanapisut

Title:	Authorized Directors

“Stockholders”:

“Principal Stockholder”

RED ANCHOR TRADING CORPORATION

By:	/s/ Nithinan Boonyawattanapisut

Name:	Ms. Nithinan Boonyawattanapisut

Title:	Authorized Director

Second Amendment to Monaker and HotPlay Share Exchange Agreement

“Minority Stockholders”

T&B MEDIA GLOBAL (THAILAND)
COMPANY LIMITED

By:	/s/ Jwanwat Ahriyavraromp
/s/ Pornsinee Chalermrattawongz

Name:	Mr. Jwanwat Ahriyavraromp and Mrs. Pornsinee Chalermrattawongz

Title:	Authorized Directors

TREE ROOTS ENTERTAINMENT
GROUP CO., LTD.

By:	/s/ Jwanwat Ahriyavraromp
/s/ Pornsinee Chalermrattawongz

Name:	Mr. Jwanwat Ahriyavraromp and Mrs. Pornsinee Chalermrattawongz

Title:	Authorized Directors

DEES SUPREME COMPANY LIMITED

By:	/s/ Warunya Punawakul
/s/ Vithit Arparpardh

Name:	Ms. Warunya Punawakul and Mr. Vithit Arparpardh

Title:	Authorized Directors

Second Amendment to Monaker and HotPlay Share Exchange Agreement